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                    GATEWAY ENERGY CORPORATION AND SUBSIDIARIES

                                    SUBSIDIARIES

                                     EXHIBIT 21





     Company                                 State           Percent Owned
     -------                                 -----           -------------

Gateway Pipeline Co.                         Texas               100%

     Gateway Energy Marketing                Texas               100%
     Gateway Processing Company              Texas               100%

Fort Cobb Fuel Authority, L.L.C.             Oklahoma            100%

Gateway Offshore Pipeline Company            Nebraska            100%